Filed pursuant to Rule 424(b)(3)
Registration No. 333-286558

Prospectus Supplement No. 11
(To Prospectus dated April 23, 2025)

INNVENTURE, INC.

This prospectus supplement updates, amends and supplements the prospectus dated April 23, 2025 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-286558) and is being filed to update, amend and supplement the information included in the Prospectus with information contained in our Current Report on Form 8-K which was filed with the Securities and Exchange Commission (the “SEC”) on December 4, 2025 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Shares of our common stock, par value $0.0001 per share (our “Common Stock”), are listed on The Nasdaq Stock Market, LLC under the symbol “INV.” On December 3, 2025, the closing price of our Common Stock was $4.98 per share.

Investing in our securities involves risks that are described in the “Risk Factors” section of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or this prospectus supplement or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 4, 2025.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________
FORM 8-K
___________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

December 2, 2025
Date of Report (date of earliest event reported)
___________________________________
Innventure, Inc.
(Exact name of registrant as specified in its charter)
___________________________________

Delaware (State or other jurisdiction of incorporation or organization)	001-42303 (Commission File Number)	93-4440048 (I.R.S. Employer Identification Number)
6900 Tavistock Lakes Blvd, Suite 400 Orlando, Florida 32827
(Address of principal executive offices and zip code)
(321) 209-6787
(Registrant's telephone number, including area code)
___________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	INV	The Nasdaq Stock Market, LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).
Emerging growth company    ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07 Submission of Matters to a Vote of Security Holders.
On December 2, 2025, Innventure, Inc. (the “Company”) held a Special Meeting of Stockholders (the “Special Meeting”). At the close of business on October 14, 2025, the record date for the Special Meeting, there were (i) 58,046,433 shares of common stock, par value $0.0001 per share (“Common Stock”), issued and outstanding, each share entitled to one vote, (ii) 33,144 shares of Series B Preferred Stock, par value of $0.0001 per share (the “Series B Preferred Stock”), issued and outstanding, each share of Series B Preferred Stock entitled to 0.97 votes, and (iii) 150,000 shares of Series C Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”), issued and outstanding, each share of Series C Preferred Stock entitled to 1.3 votes, constituting all outstanding voting securities of the Company entitled to vote at the Special Meeting.
At the Special Meeting, the holders of shares of the Company’s Common Stock, Series B Preferred Stock, and Series C Preferred Stock, representing 35,268,907 votes in aggregate, were present in person or by proxy, constituting a quorum. A description of each matter voted upon at the Special Meeting is described in detail in the Company’s Definitive Proxy Statement on Schedule 14A, as filed with the U.S. Securities and Exchange Commission on October 20, 2025. The final votes on the proposals presented at the Special Meeting are set forth below.
Proposal 1: To approve, for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of 20% or more of the Company’s issued and outstanding Common Stock as of September 15, 2025, in connection with the conversion of the convertible debentures issued to YA II PN, Ltd. (“Yorkville”) pursuant to the Securities Purchase Agreement between the Company and Yorkville dated September 15, 2025 (“Proposal 1”). Proposal 1 was approved by vote of stockholders as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
34,642,386	595,520	31,001	0
Proposal 2: To approve, for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of 20% or more of the Company’s issued and outstanding Common Stock as of March 25, 2025, in connection with the conversion of the convertible debentures issued to Yorkville pursuant to the Securities Purchase Agreement between the Company and Yorkville dated March 25, 2025 (“Proposal 2” and, together with Proposal 1, the “Yorkville Proposals”). Proposal 2 was approved by vote of stockholders as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
34,696,064	541,841	31,002	0
The Company’s stockholders did not vote on the proposal to approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies if there were not sufficient votes in favor of the Yorkville Proposals because there were sufficient votes to approve the Yorkville Proposals and, therefore, such adjournment was not necessary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNVENTURE, INC.

Date: December 4, 2025	By:	/s/ Suzanne Niemeyer
	Name:	Suzanne Niemeyer
	Title:	General Counsel